CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	"At March 31,"	"At December 31,"
ASSETS	2002	2001

Cash and cash equivalents	" $9,994,627 "	" $22,163,258 "
Investment securities	" 86,228,489 "	" 75,310,561 "
"Loans receivable, net (1)"	" 231,570,283 "	" 240,978,534 "
"Buildings & equipment, net"	" 3,529,423 "	" 3,521,469 "
Goodwill	" 2,108,801 "	" 2,108,801 "
Core deposit intangible	" 709,091 "	" 744,546 "
Other assets	" 4,797,552 "	" 4,872,389 "

     TOTAL ASSETS	" $338,938,266 "	" $349,699,558 "

LIABILITIES

Deposits	" $264,301,826 "	" $273,246,285 "
Federal Home Loan Bank borrowings	" 28,592,969 "	" 28,697,063 "
Other liabilities	" 6,742,454 "	" 7,551,457 "

     Total liabilities	" 299,637,249 "	" 309,494,805 "

Stockholders' equity	" 39,301,017 "	" 40,204,753 "

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY " $338,938,266 " " $349,699,558 "

"(1) Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $2,625,625 and $2,640,288 at March 31, 2002 and December 31, 2001, respectively."

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CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
			"    Three months ended March 31,"
			2002		2001

Interest income			" $5,042,396 "		" $4,268,546 "
Interest expense			" 2,077,032 "		" 2,643,107 "

Net interest income			" 2,965,364 "		" 1,625,439 "
Provision for loan losses			" 33,500 "		" 45,000 "
Net interest income after
  provision for loan losses			" 2,931,864 "		" 1,580,439 "

Non-interest income (2)			" 730,885 "		" 349,211 "
Non-interest expense			" 2,216,453 "		" 1,054,376 "
Income tax expense			" 487,956 "		" 322,400 "

Net earnings			" $958,340 "		" $552,874 "

Net earnings per share (3)
  Basic			 $0.47 		 $0.50
  Diluted			0.45 		0.47

Book value per share (3)			 $19.49 		 $21.57

Shares outstanding at end of period			" 2,016,496 "		" 1,147,060 "

Weighted average diluted common and common
  equivalent shares outstanding			" 2,111,477 "		" 1,188,890 "


"(2) Total non-interest income includes gains on sale of loans of $250,155 for the three months ended March 31, 2002 compared to $60,041 for the three months ended March 31, 2001. This improvement in gains on sale of loans resulted from the increased level of loan originations due to the decrease in home mortgage interest rates during 2001.

"(3) Net earnings per share and book value per share at or for the period ended March 31, 2001 have been adjusted to give effect to the 5% stock dividend paid during December 2001.



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			"        Three months ended March 31,"
OTHER DATA (unaudited): 			2002		2001

Return on average assets (4)			1.12%		0.99%
Return on average equity (4)			9.64%		9.28%
Equity to total assets			11.60%		11.08%

(4)  Information for the three months ended is annualized.